Exhibit 99.1

Contact:

John J. Luttrell, CFO

(949) 699-3918

THE WET SEAL, INC. REPORTS SECOND QUARTER

FISCAL 2006 RESULTS AND PROVIDES THIRD

QUARTER GUIDANCE

FOOTHILL RANCH, Calif.—(BUSINESS WIRE)—August 18, 2006—The Wet Seal, Inc. (Nasdaq:WTSLA), a leading specialty retailer to young women, announced results for its second fiscal quarter ended July 29, 2006 and provided guidance for its third fiscal quarter.

Financial Results

Net income for the quarter was $4.4 million, or $0.04 per diluted share. The results included a credit to sales of $1.4 million associated with a customer loyalty program, non-cash stock compensation charges of $0.2 million and a store closure reserve adjustment that reduced expense by $0.2 million. Before the effect of these items, net income was $3.0 million, or $0.03 per diluted share, and operating income was $2.6 million, or 2.0% of adjusted net sales.

These results compare to a prior year second quarter net loss of $11.7 million and a quarterly operating loss of $10.4 million. The results for the second quarter last year included non-cash stock compensation charges of $14.6 million, an asset impairment charge of $0.3 million and a store closure reserve adjustment that reduced expense by $0.5 million. Before the effect of these items, net income was $2.7 million, or $0.07 per diluted share and operating income was $4.0 million, or 3.1% of net sales.

Net sales for the thirteen week period ended July 29, 2006 were $129.5 million compared with net sales of $126.3 million for the same period last year, a 2.5% increase. Comparable store sales for the quarter decreased 2.2% versus a 55.9% increase in the same period a year ago. In April 2006, the Company revised its Arden B customer loyalty program and added expiration dates on awards earned. Included in net sales for the quarter is $1.4 million of sales recognized as a result of expired program awards in excess of previous estimates.

Mr. Joel Waller, chief executive officer commented, “Although results for the first two months of the quarter were disappointing, we saw an encouraging rebound in sales and gross product margins with both concepts in July. At Wet Seal, we were able to quickly correct for a prior shortage in fashion tops and dresses and adjust our inventory mix for the all important back-to-school season. We also saw a significant improvement in sales results at Arden B as it began to receive our fall collection starting in the third week of July, with the complete collection arriving in stores by August 3rd.

“The senior management additions in both merchant organizations make us confident in our ability to deliver comparable store sales growth and operating income improvements for the back half of the year.

“Finally, we remain on track to open 20 to 25 net new stores this year, with the expectation we can accelerate square footage growth beginning in 2007.”

The Company opened five Wet Seal stores during the second quarter. At July 29, 2006, the Company operated 406 stores, consisting of 314 Wet Seal stores and 92 Arden B stores.

During the second quarter, the Company repurchased 975,000 shares of its common stock under an existing share repurchase program for a total cost of $4,470,800. As of August 18, 2006, the Company has authorization to purchase up to 3,353,100 additional shares under the program. Repurchases are at the option of the Company and can be discontinued at any time.

The Company has approximately $61.8 million of federal net operating loss carry forwards available to offset taxable income in fiscal 2006. Although the Company currently estimates an effective tax rate of approximately 4% to 5% for fiscal 2006, it is not recognizing a benefit for its year-to-date loss and will not record income tax benefits on future losses until it has determined that it is more likely than not that it will generate sufficient taxable income to realize deferred tax assets.

On August 14, 2006, the Company and its lender amended and restated its credit agreement to provide for a senior revolving credit facility of $35 million, which can be increased up to $50 million upon the mutual agreement of the Company and the lender. In addition to extending the current agreement term from May 2007 to May 2011, the amended and restated credit facility provides the Company with increased financial flexibility, including the ability to make certain levels of investments or common stock repurchases without lender consent, and reduces the Company’s letter of credit and other facility fees.

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable Financial Measures

Included within this press release are references to net income (loss) and operating income (loss) before certain charges and credits, which are non-GAAP financial measures. The following is a reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures for each of the second quarter periods (in millions):

	2006		2005
	Net Income	Operating Income	Net Income (Loss)	Operating Income (Loss)
Financial measure before certain charges and credits (non-GAAP)	$3.0	$2.6	$2.7	$4.0
Charges and credits:
Credit to sales for change in estimated Arden B customer loyalty program redemptions	1.4	1.4	—	—
Non-cash stock compensation expense	(0.2)	(0.2)	(14.6)	(14.6)
Asset impairment charge	—	—	(0.3)	(0.3)
Store closure reserve adjustment	0.2	0.2	0.5	0.5

GAAP financial measure	$4.4	$4.0	$(11.7)	$(10.4)

Third Quarter Guidance

For the third quarter, earnings are estimated in the range of $0.06 to $0.07 per diluted share, including $1.9 million or $0.02 per diluted share for non-cash stock compensation. The guidance is based on the following major assumptions:

•	Total net sales between $138 million and $140 million versus $129.3 million in the prior year.

•	Comparable store sales increase between 3% and 4% versus a 46.6% increase in the prior year.

•	11 new store openings, with a net increase of 13 at Wet Seal and a net decrease of 2 at Arden B.

•	Gross margin rate between 33.5% and 34.1% versus 30.8% in the prior year.

•	SG&A expense before stock compensation between 28.3% and 28.5% versus 28.6% in the prior year.

•	Operating income before stock compensation between $6.8 million, or 4.9% of sales, and $8.2 million, or 5.9% of sales.

•	Stock compensation expense of $1.9 million for the quarter, including a portion that will vary based upon changes in the Company’s stock price. Part of this estimate was determined with assistance from an independent valuation consultant using the Company’s common stock price at the end of the second quarter. Changes in the Company’s stock price would cause this estimate to change, and any such change may be significant.

•	Interest income of $0.7 million versus $6.7 million in interest expense last year. The guidance does not include an estimate for any accelerated write off of unamortized discounts, deferred financing costs or accrued interest associated with Secured Convertible Notes that may be converted into common stock during the quarter due to an inability to predict the timing of any such conversions. The remaining balance of such costs, which was $18.0 million at the end of the second quarter, will be ratably written off to interest expense as Notes are converted.

•	No provision for income taxes.

•	Weighted average shares outstanding of 100.5 million. A change in the Company’s stock price can cause the weighted average share count to change significantly.

The Company will host a conference call and question and answer session at 8:00 a.m. Pacific Daylight Time today. To participate in the conference call, please dial (800) 475-3716 and provide ID#7496467. A broadcast of the call will also be available on our website www.wetsealinc.com. A replay of the call will be available through August 25, 2006. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The Company currently operates a total of 409 stores in 46 states, the District of Columbia and Puerto Rico, including 317 Wet Seal stores and 92 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, future profitability and sales growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

THE WET SEAL, INC.

SUMMARY STATEMENTS OF OPERATIONS

(000’S OMITTED, EXCEPT SHARE DATA)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	July 29, 2006	July 30, 2005	July 29, 2006	July 30, 2005
Net sales	$129,502	$126,284	$254,651	$230,108
Gross margin	42,501	41,521	89,253	74,074
Selling, general & administrative expenses	38,726	52,114	81,419	86,298
Store closure (adjustments) costs	(194)	(500)	(640)	4,652
Asset impairment	—	289	—	289

Operating income (loss)	3,969	(10,382)	8,474	(17,165)
Interest income (expense), net	461	(911)	(17,740)	(2,678)

Income (loss) before income taxes	4,430	(11,293)	(9,266)	(19,843)
Provision (benefit) for income taxes	—	410	(2)	410

Net income (loss)	4,430	(11,703)	(9,264)	(20,253)
Accretion of non-cash dividends on convertible preferred stock	—	(23,317)	—	(23,317)

Net income (loss) attributable to common stockholders	$4,430	$(35,020)	$(9,264)	$(43,570)

Net income (loss) per share, diluted	$0.04	($0.87)	($0.13)	($1.13)

Weighted average shares outstanding, diluted	100,545,215	40,364,750	68,776,037	38,635,146

THE WET SEAL, INC.

SUMMARY CONSOLIDATED BALANCE SHEETS

(000’S OMITTED)

(Unaudited)

	July 29, 2006	January 28, 2006
ASSETS
Cash and cash equivalents	$77,643	$96,806
Income taxes receivable	93	136
Merchandise inventories	48,682	25,475
Other current assets	5,527	6,394

Total current assets	131,945	128,811
Equipment and leasehold improvements, net	43,248	43,637
Deferred financing costs	1,420	3,162
Other assets	1,482	1,633
Goodwill	5,984	5,984

Total assets	$184,079	$183,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable - merchandise	$18,209	$13,584
Accounts payable - other	10,034	9,883
Accrued liabilities	33,246	36,472

Total current liabilities	61,489	59,939

Long-term debt	—	8,000
Secured convertible notes	6,847	11,824
Deferred rent	22,450	23,996
Other long-term liabilities	2,963	3,228

Total long-term liabilities	32,260	47,048

Convertible preferred stock	9,441	9,660

Total stockholders’ equity	80,889	66,580

Total liabilities and stockholders’ equity	$184,079	$183,227